Exhibit 99.1
For Immediate Release
Mediacom Communications Announces
Completion of Senior Note and Term Loan Financings

Middletown, NY — August 25, 2009 — Mediacom Communications Corporation (Nasdaq: MCCC) announced today the completion of $650 million of financing for Mediacom LLC, one of its two principal operating subsidiaries. The financings consisted of $350 million of 9 1/8% Senior Notes due 2019, sold pursuant to a Rule 144A offering, and an incremental senior secured term loan facility of $300 million maturing in 2017, which was completed pursuant to an existing bank credit agreement between the operating subsidiaries of Mediacom LLC and lenders thereto. The funding date of the incremental term loan facility is September 24, 2009.
The net proceeds of the 9 1/8% Senior Notes will be used to fund, in large part, the purchase by Mediacom LLC of both its 9 1/2% Senior Notes due 2013 and 7 7/8% Senior Notes due 2011, which are subject to ongoing tender offers. In accordance with the terms of the tender offers, Mediacom LLC has elected to accept and early purchase all notes tendered by or before 5:00 p.m. on August 24, 2009. The final expiration of the tender offers is 11:59 p.m. on September 8, 2009. All of the 9 1/2% and 7 7/8% Senior Notes that remain outstanding after the expiration of the tender offers have been called for redemption on September 24, 2009. Proceeds from the funding of the incremental term loan facility will be used to fund, in large part, the redemption of the outstanding 9 1/2% and 7 7/8% Senior Notes not purchased in the tender offers.
The 9 1/8% Senior Notes will not be registered under the Securities Act or any state securities and may not be offered or sold in the United States absent registration or an applicable exemption from registration.
Forward Looking Statements
In this press release, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “may,” “plans,” “potential,” “predicts,” “should” or “will,” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate, many of which are beyond our control. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: competition for video, high-speed data and phone customers; our ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; greater than anticipated effects of economic downturns and other factors which may negatively affect our customers’ demand for our products and services; increasing programming costs and delivery expenses related to our products and services; changes in consumer preferences, laws and regulations or technology that may cause us to change our operational strategies; changes in assumptions underlying our critical accounting polices which could impact our results; fluctuations in short term interest rates which may cause our interest expense to vary from quarter to quarter; our ability to generate sufficient cash flow to meet our debt service obligations; instability in the credit markets, which may impact our ability to refinance our debt in the same amounts and on the same, or similar, terms as we currently experience; and the other risks and uncertainties discussed in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2008 and other reports or documents that we file from time to time with the SEC. Statements included in this press release are based upon information known to us as of the date that this press release is filed with the SEC, and we assume no obligation to update or alter our forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by applicable federal securities laws.

Contact:
Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754